Item 77I DWS RREEF World
Real Estate Securities Fund, Inc.

At the November 18-19, 2010 Board
meeting, the Board of Trustees of
DWS Advisor Funds approved the
launch of a new class for DWS
RREEF Global Real Estate
Securities Fund.  DWS RREEF
Global Real Estate Securities Fund
launched Class M shares, which
became operational on February 28,
2011, and were exclusively offered
in connection with the merger of
DWS RREEF World Real Estate
Securities Fund, Inc. (closed-end
fund) into DWS RREEF Global
Real Estate Securities Fund (open-
end fund).



E:\Electronic Working Files\03 - NSAR\2011\6-
30-11\DWS RREEF World Real Estate Fund,
Inc\03-Exhibits\Exhibit 77I RREEF World, Inc.
New Classes.docx